Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-1 and the related Prospectus of Vision Marine Technologies Inc. (the “Company”) for the registration of up to 9,090,909 of its common shares and to the incorporation by reference therein of our report dated November 27, 2023 with respect to the consolidated financial statements of the Company as of August 31, 2023 and 2022 and for the three years in the period ended August 31, 2023, included in its Annual Report on Form 20-F/A filed with the Securities and Exchange Commission on April 5, 2024.

/s/ Ernst & Young LLP

Montreal, Canada

June 28, 2024